Exhibit 16.01

David T.
  Thomson P.C. ___________________________Certified Public Accountant






November 26, 2003


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Vendalux Corporation

Ladies and Gentleman:

I have read Item 4 of Vendalux Corporation's Form 8-K, Amendment No. 2, dated November 26, 2003 (Date of earliest event reported: September 22, 2003), and am in agreement with the statements contained in the paragraphs therein, except for the statements regarding Child, Sullivan & Company. I have no basis on which to agree or disagree with the statements made regarding Child, Sullivan & Company.

Very truly yours

/s/ David T. Thomson, PC

David T. Thomson, PC










P.O. Box 571605 - Murray, Utah 84157   (801) 966-9481